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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts", to the use of our report, dated January 23, 1998, (except for the last three paragraphs of Note 10, as to which the date is February 9, 1998) with respect to the consolidated financial statements and financial statement schedule of Storage Trust Properties, L.P. and to the incorporation by reference of:
(i) our report, dated January 23, 1998, (except for the last three paragraphs of Note 10, as to which the date is February 9, 1998) with respect to the consolidated financial statements of Storage Trust Realty, (ii) our report, dated January 23, 1998 with respect to the 1997 financial statement schedule of Storage Trust Realty, (iii) our report, dated January 15, 1998 with respect to the historical summary of combined gross revenues and direct operating expenses for Personal Mini Storage, Sentry Mini Self Storage and Beach Self Storage for the year ended December 31, 1997, (iv) our report, dated January 20, 1998 with respect to the historical summary of combined gross revenues and direct operating expenses for nine A Storage Depot self storage facilities for the year ended December 31, 1997, and (v) our report, dated February 6, 1998 with respect to the historical summary of gross revenues and direct operating expenses for Daniels Self Storage for the year ended December 31, 1997 in the Registration Statement and related Prospectus of Storage Trust Realty and Storage Trust Properties, L.P.


                                        /s/ Ernst & Young LLP


Chicago, Illinois
July 14, 1998